UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2016

INVO BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-147330	20-4036208
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

407R Mystic Avenue, Suite 34C,  Medford, MA   02155
(Address of principal executive offices)          (Zip Code)

(978) 878-9505
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2016, INVO Bioscience, Inc.'s ("we," the "Company" or "IVOB") Board of Directors convened for a meeting. During the meeting it was determined that it was in the best interests of the Company to replace Dr. Claude Ranoux as President, Treasurer and Chief Scientist of the Company. He will maintain his position as a Director.

INVO Bioscience would like to acknowledge Dr. Ranoux's innovative and life changing development in creating the INVOcell and INVO Procedure. As a result of his vision and perseverance over the last 20 years, the Company is on a path to provide many couples that suffer with fertility issues a chance to have a child.

We would like to thank Dr. Ranoux for all of his efforts over the years.

During the meeting on September 20, 2016, Kathleen Karloff was elected as Chairman of the Board, President and CEO of the Company, and Robert Bowdring was elected as Treasurer and Secretary of the Company, by a majority of the Board.  Dr. Ranoux was thereby replaced as President and Treasurer of the Company, and was then removed as Chief Scientist.  In general, all officers hold their respective positions at the pleasure of the Board, and until their successors shall have been duly elected and qualified.  Kathleen Karloff and Robert Bowdring will maintain their positions as directors of the Company.

Kathleen Karloff, age 61, was a Co-founder of INVO Bioscience and has over 30 years of experience in medical device and pharmaceutical manufacturing, clinical operations, regulatory affairs and quality systems. Ms. Karloff has been critical to the FDA approval of the INVOcell device as well as the product development and scale-up of the INVOcell. Prior to INVO Bioscience, Ms. Karloff was the Corporate Vice President of Operations for Psivida Ltd, a start-up combination medical device/pharmaceutical technology company whereas she was critical in developing obtaining FDA approval of a novel an ocular implant. Ms. Karloff also served over 13 years at Boston Scientific in various operation functions and 10 years on the senior management teams of other start-up organizations. Katie has an undergraduate degree in Microbiology and MBA coursework from Northeastern University.

Robert J Bowdring, age 59 joined the INVO Bioscience Board of Directors in 2013 after serving as the Company's Chief Financial Officer from 2008 until 2013. He is currently Chief Financial Officer at Dynasil Corporation, a publicly-traded company that develops and manufactures optics and photonics products, optical detection and analysis technology and components for the homeland security, medical and industrial markets. Prior to joining INVO Bioscience in 2008, Mr. Bowdring previously he served as Chief Financial Officer of Cyphermint, Inc. from 2003 to 2008, and as Vice President and Corporate Controller for Lifeline Systems from 1989 to 2003.  Prior to 1989, Mr. Bowdring held positions of increasing responsibility at Remanco, Inc., Warburton's Inc., Cyborg Corporation, and Technogenics, Inc.  Mr. Bowdring has a B.A. in Accounting from the University of Massachusetts

No material plan, contract or arrangement (whether or not written) to which Ms. Karloff or Mr. Bowdring is a party or in which she or he participates was entered into, or materially amended, in connection with their election to said offices on September 20, 2016, nor was any grant or award to Ms. Karloff or Mr. Bowdring, or modification thereto, made under any such plan, contract or arrangement in connection with their election to said offices on September 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVO Bioscience, Inc.

Date: September 26, 2016	By:	/s/ Kathleen T Karloff
Kathleen T Karloff
Chief Executive Officer and Chairman of the Board of Directors